EXHIBIT 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (No. 333-207377) and on Form S-8 (No. 333-195969) of PBF Logistics LP of our report dated June 22, 2016 relating to the financial statements of Philadelphia Terminals, which appears in this Current Report on Form 8-K/A of PBF Logistics LP.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
July 11, 2016